Exhibit 10.2

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO OFFICE LEASE ("Fifth Amendment") is made and entered into as of the 1st day of April, 2021 (the "Effective Date"), by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ARCUS BIOSCIENCES, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the "Original Lease"), as supplemented by that certain Notice of Lease Term Dates dated April 8, 2016 and that certain Notice of First Amendment Lease Term Dates dated July 27, 2016 and that certain Notice of Second Amendment Lease Term Dates dated October 27, 2017 (collectively, the "Notices of Lease Term Dates"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 26,467 rentable square feet ("Original Premises") with a street address of 3928 Point Eden Way, Hayward, California (together with 3920 Point Eden Way, Hayward, California ("Building E")).

B.

The Original Lease was amended by that certain First Amendment to Lease dated July 22, 2016 (the "First Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises to include that certain space consisting of approximately 13,644 rentable square feet of space with a street address of 3920 Point Eden Way, Hayward, California (the "Expansion Premises").

C.

The Original Lease and First Amendment were amended by that certain Second Amendment to Lease dated October 12, 2017 (the "Second Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises and the Expansion Premises to include that certain space consisting of approximately 30,000 rentable square feet of space (the "Second Expansion Premises") with a street address of 26118 Research Road, Hayward, California ("Building J").

D.

The Original Lease, First Amendment and Second Amendment were amended by that certain Third Amendment to Lease dated June 26, 2020 (the "Third Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises, the Expansion Premises and the Second Expansion Premises to include that certain space consisting of approximately 36,303 rentable square feet of space (the "Third Expansion Premises") with a street address of 3967 Trust Way, Hayward, California ("Building F").

E.

The Original Lease, First Amendment, Second Amendment and Third Amendment were amended by that certain Fourth Amendment to Lease (the "Fourth Amendment"), whereby Landlord and Tenant agreed to provide for the occupancy and use, on a temporary basis, of certain space containing 29,879 rentable square feet of space (currently referred to as the "Temporary Premises") in the building located at 4010 Point Eden Way, Hayward, California ("Building K").  The Original Lease, the Notices of Lease Term Dates, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are, collectively, the "Lease." The Original Premises, Expansion Premises, Second Expansion Premises, and Third Expansion Premises shall constitute the "Existing Premises".

F.

As of the date of this Fifth Amendment, an affiliate of Landlord and Tenant have executed a new lease for Tenant's future occupancy of the entirety of a building being constructed and located at 1800 Sierra Point Parkway, Brisbane, California (the "Sierra Point Lease").

G.

Tenant desires to (i) expand the Existing Premises to include that certain space consisting of approximately 14,460 rentable square feet of space (the "26103 Expansion Premises") in Building K, with a street address of 26103 Research Road, Hayward, California, as delineated on Exhibit A attached hereto and made a part hereof, (ii) expand the Existing Premises to include the Temporary Premises on a long term basis (as opposed to temporary as set forth in the Fourth Amendment) (the Temporary Premises shall be referred to herein as the "4010 Expansion Premises"), and (iii) make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.

2.Modification of Premises.

2.1.Amended Terms of Lease of 4010 Expansion Premises; Condition of 4010 Expansion Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the 4010 Expansion Premises (i.e., on a temporary basis as the "Temporary Premises") pursuant to the terms of the Fourth Amendment.  As of the Effective Date, the 4010 Expansion Premises shall be deemed to be a part of the Existing Premises, and Landlord and Tenant hereby acknowledge that such addition of the 4010 Expansion Premises to the Existing Premises shall, as of the Effective Date, increase the size of the Premises to 136,293 rentable square feet.  Effective as of the Effective Date, all references in the Lease, as amended, to the Building shall mean (i) Building E when the context applies to Building E or any portion of the Premises located in Building E, (ii) Building J when the context applies to Building J or any portion of the Premises located in Building J, (iii) Building F when the context applies to Building F or any portion of the Premises located in Building F, (iv) Building K when the context applies to Building K or any portion of the Premises located in Building K, and (v) each of Building E, Building J, Building F, and Building K when the context applies to all of such buildings; provided; however, if any casualty causes damage that affects only one Building, the termination rights of the parties under Article 11 of the Original Lease shall apply only to the applicable portion of the Premises in such Building (in which event the rent, security deposit and other amounts herein related to rentable square footage and the definition of "Building" shall be correspondingly revised).  Accordingly, notwithstanding any provision to the contrary contained in the Lease (including, without limitation, the Fourth Amendment), Tenant's lease of the 4010 Expansion Premises shall be on the terms and conditions of the Lease, as amended hereby (i.e., the Lease Term with respect to the

4010 Expansion Premises shall be modified pursuant to the terms of Section 3.1 below and the Base Rent payment obligations for the 4010 Expansion Premises shall be modified pursuant to the terms of Section 4.2 below).  Tenant hereby acknowledges that Tenant is in possession of the 4010 Expansion Premises and accordingly Landlord shall have no obligation to deliver the 4010 Expansion Premises to Tenant.  Except as specifically set forth in the Tenant Work Letter attached to this Fifth Amendment as Exhibit B (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 4010 Expansion Premises, and Tenant shall continue to accept the 4010 Expansion Premises in its presently existing, "as-is" condition. Tenant shall construct the initial improvements in the 4010 Expansion Premises only pursuant to the terms of the Tenant Work Letter.   Tenant also acknowledges that notwithstanding any provision to the contrary contained in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the 4010 Expansion Premises, or Building K or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

2.2.Lease of 26103 Expansion Premises.  Effective as of the date (the "26103 Expansion Commencement Date") that is six (6) months following the Possession Date (as hereinafter defined), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 26103 Expansion Premises.  The "Possession Date" shall be the date that Landlord tenders possession of the entirety of the 26103 Expansion Premises to Tenant in the Delivery Condition (as that term is defined in Section 1 of Exhibit B) (it is hereby acknowledged and agreed that Landlord shall be deemed to have tendered possession of the 26103 Expansion Premises on the date that Landlord provides Tenant with a key or access card to the 26103 Expansion [or makes such key or access card available for Tenant at the Project] and no action by Tenant shall be required therefor).  Landlord hereby agrees that the Possession Date shall not occur prior to April 1, 2022.  Tenant shall be permitted to use and occupy the 26103 Expansion Premises from the Possession Date until the 26103 Expansion Commencement Date (the "Beneficial Occupancy Period"), provided that (i) Landlord has received from Tenant certificates reasonably satisfactory to Landlord evidencing the insurance required to be carried by Tenant under the Lease; and (ii) all of the terms and conditions of the Lease shall apply to Tenant's occupancy of the 26103 Expansion Premises during the Beneficial Occupancy Period, except that Tenant shall not be obligated to pay Base Rent attributable to the 26103 Expansion Premises during the Beneficial Occupancy Period (provided that Tenant shall pay Tenant Share of Direct Expenses and all Additional rent for the 26103 Expansion Premises during the Beneficial Occupancy Period).  Accordingly, such addition of the 26103 Expansion Premises shall, effective as of the 26103 Expansion Commencement Date, increase the size of the Premises to approximately 150,753 rentable square feet and, effective on the 26103 Expansion Commencement Date, the Existing Premises shall be increased to include the 26103 Expansion Premises.  The Existing Premises, 4010 Expansion Premises and the 26103 Expansion Premises may hereinafter collectively be referred to as the "Premises".  Notwithstanding the foregoing, if the Possession Date has not occurred  on or before July 1, 2022 (the "Outside Date"), then, as Tenant's sole and exclusive remedy for such delay, other than the right to specific performance, the date Tenant is otherwise obligated to commence payment of rent as to the 26103 Expansion Premises shall be delayed by one (1) day for each two (2) days that the Possession Date is actually delayed beyond such Outside Date, which Outside Date shall be deemed to be automatically extended on a day-for-day basis to the extent of any delays in the Possession Date caused by (a) any Tenant delays, or (b) events of Force Majeure (which Force Majeure delays shall not exceed ninety (90) days in the aggregate).

3.Lease Term.

3.1.Extended Lease Terms; 26103 Expansion Term.  Landlord and Tenant acknowledge that Tenant's lease of (i) the Original Premises, Expansion Premises, and Second Expansion Premises is scheduled to expire on October 31, 2025, (ii) the Third Expansion Premises is scheduled to expire on February 28, 2029, and (iii) the 4010 Expansion Premises is scheduled to expire on October 31, 2021.  The term of Tenant's lease of the 26103 Expansion Premises shall commence on the 26103 Expansion Commencement Date, and shall expire on the ”New Expiration Date” set forth hereinbelow.  In addition, Landlord and Tenant hereby acknowledge and agree that the Lease Term with respect to the Existing Premises and 4010 Expansion Premises shall be extended and shall expire on the lease expiration date of the Sierra Point Lease, but no earlier than December 31, 2031 (the "New Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended.  When the New Expiration is determined pursuant for the Sierra Point Lease, Landlord and Tenant hereby agree to enter into an amendment or letter agreement to document the New Expiration Date (the “New Expiration Date Agreement”).  The period of time commencing on the 26103 Expansion Commencement Date and terminating on the New Expiration Date, shall be referred to herein as the "26103 Expansion Term."  At any time during the 26103 Expansion Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Original Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.

3.2.Option Term for Entire Premises.  Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that as of the Effective Date all existing options to extend the applicable Lease Term currently set forth in the Lease are hereby deleted in their entirety and of no further force or effect, and Tenant shall have the option to extend the Lease Term for the entire Premises beyond the New Expiration Date pursuant to the terms of this Section 3.2 only.

3.2.1Option Right.  Landlord hereby grants to the Original Tenant, and its Permitted Assignees, as defined in the Lease, two (2) options to extend the Lease Term with respect to the entire Premises (i.e., the Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, 4010 Expansion Premises and 26103 Expansion Premises) for a period of eight (8) years (each, an "Option Term"), which options shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the New Expiration Date (or expiration date of the first Option Term, as applicable), provided that the following conditions (the "Option Conditions") are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default under the Lease, after the expiration of any applicable notice and cure period; (ii) Tenant has not previously been in default under the Lease, after the expiration of any applicable notice and cure period, more than twice in the twelve (12) month period prior to the date of Tenant's attempted exercise; and (iii) the Lease then remains in full force and effect.  Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the entire Premises, shall be extended for a period of eight (8) years.  The rights contained in this Section 3.2 shall be personal to Original Tenant and any Permitted Assignees, and may be

exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other Transferee, of Tenant's interest in the Lease).  In no event shall Tenant have the right to extend the Lease Term by the second (2nd) Option Term unless Tenant has timely and properly exercised the right to extend the Lease Term by the first (1st) Option Term.

3.2.2Option Rent.  The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Premises as of the commencement date of the Option Term.  The "Fair Rental Value," as used in this Fifth Amendment, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of the Lease or the value of any improvements to the extent paid for by Tenant, including pursuant to an additional allowance), for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 3.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space.  The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant.  The term “Comparable Buildings” shall mean the Building and those other life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Hayward, California and the surrounding commercial area.

3.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent within thirty (30) days thereafter.  If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant's right to extend the Lease pursuant to this Section 3.2 shall be of no further force or effect.  If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 3.2.3.1 through 3.2.3.7, below.  If Tenant fails to object to Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord's determination of Option Rent.

3.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the Hayward market area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 3.2.2 of this Fifth Amendment, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

3.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

3.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

3.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

3.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint such Advocate Arbitrator subject to the criteria in Section 3.2.3.1 of this Fifth Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

3.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.3.1 of this Fifth

Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

3.2.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.

3.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

4.Base Rent.

4.1.Original Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Original Premises in accordance with the terms of the Lease until the date which is six (6) months following the Effective Date (the "Rent Reset Date"), at which time Tenant shall pay Base Rent for the Original Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Rent Reset Date – March 31, 2022	$1,219,599.36	$101,633.28	$3.84
April 1, 2022 – March 31, 2023	$1,268,383.33	$105,698.61	$3.99
April 1, 2023 – March 31, 2024	$1,319,118.67	$109,926.56	$4.15
April 1, 2024 – March 31, 2025	$1,371,883.41	$114,323.62	$4.32
April 1, 2025 – March 31, 2026	$1,426,758.75	$118,896.56	$4.49

April 1, 2026 – March 31, 2027	$1,483,829.10	$123,652.43	$4.67
April 1, 2027 – March 31, 2028	$1,543,182.27	$128,598.52	$4.86
April 1, 2028 – March 31, 2029	$1,604,909.56	$133,742.46	$5.05
April 1, 2029 – March 31, 2030	$1,669,105.94	$139,092.16	$5.26
April 1, 2030 – March 31, 2031	$1,735,870.18	$144,655.85	$5.47
April 1, 2031 – New Expiration Date	$1,805,304.98	$150,442.08	$5.68

4.2.Expansion Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Expansion Premises in accordance with the terms of the Lease until the Rent Reset Date, at which time Tenant shall pay Base Rent for the Expansion Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Rent Reset Date – December 31, 2021	$360,201.60	$30,016.80	$2.20
January 1, 2022 – December 31, 2022	$374,609.66	$31,217.47	$2.29
January 1, 2023 – December 31, 2023	$389,594.05	$32,466.17	$2.38
January 1, 2024 – December 31, 2024	$405,177.81	$33,764.82	$2.47

January 1, 2025 – December 31, 2025	$421,384.93	$35,115.41	$2.57
January 1, 2026 – December 31, 2026	$438,240.32	$36,520.03	$2.68
January 1, 2027 – December 31, 2027	$455,769.93	$37,980.83	$2.78
January 1, 2028 – December 31, 2028	$474,000.73	$39,500.06	$2.90
January 1, 2029 – December 31, 2029	$492,960.76	$41,080.06	$3.01
January 1, 2030 – December 31, 2030	$512,679.19	$42,723.27	$3.13
January 1, 2031 – New Expiration Date	$533,186.36	$44,432.20	$3.26

4.3.Second Expansion Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Second Expansion Premises in accordance with the terms of the Lease until the Rent Reset Date, at which time Tenant shall pay Base Rent for the Second Expansion Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Rent Reset Date – October 31, 2021	$828,000.00	$69,000.00	$2.30
November 1, 2021 – October 31, 2022	$861,120.00	$71,760.00	$2.39
November 1, 2022 – October 31, 2023	$895,564.80	$74,630.40	$2.49

November 1, 2023 – October 31, 2024	$931,387.39	$77,615.62	$2.59
November 1, 2024 – October 31, 2025	$968,642.89	$80,720.24	$2.69
November 1, 2025 – October 31, 2026	$1,007,388.60	$83,949.05	$2.80
November 1, 2026 – October 31, 2027	$1,047,684.15	$87,307.01	$2.91
November 1, 2027 – October 31, 2028	$1,089,591.51	$90,799.29	$3.03
November 1, 2028 – October 31, 2029	$1,133,175.17	$94,431.26	$3.15
November 1, 2029 – October 31, 2030	$1,178,502.18	$98,208.52	$3.27
November 1, 2030 – October 31, 2031	$1,225,642.27	$102,136.86	$3.40
November 1, 2031 – New Expiration Date	$1,274,667.96	$106,222.33	$3.54

4.4.Third Expansion Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Third Expansion Premises in accordance with the terms of the Lease until the Rent Reset Date, at which time Tenant shall pay Base Rent for the Third Expansion Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Rent Reset Date – February 28, 2022	$1,219,780.80	$101,648.40	$2.80

March 1, 2022 – February 28, 2023	$1,268,572.03	$105,714.34	$2.91
March 1, 2023 – February 29, 2024	$1,319,314.91	$109,942.91	$3.03
March 1, 2024 – February 28, 2025	$1,372,087.51	$114,340.63	$3.15
March 1, 2025 – February 28, 2026	$1,426,971.01	$118,914.25	$3.28
March 1, 2026 – February 28, 2027	$1,484,049.85	$123,670.82	$3.41
March 1, 2027 – February 29, 2028	$1,543,411.84	$128,617.65	$3.54
March 1, 2028 – February 28, 2029	$1,605,148.32	$133,762.36	$3.68
March 1, 2029 – February 28, 2030	$1,669,354.25	$139,112.85	$3.83
March 1, 2030 – February 28, 2031	$1,736,128.42	$144,677.37	$3.99
March 1, 2031 – New Expiration Date	$1,805,573.56	$150,464.46	$4.14

4.5. 4010 Expansion Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, prior to January 18, 2021 Tenant shall continue to pay Base Rent for the 4010 Expansion Premises in accordance with the terms of the Fourth Amendment.  Effective as of January 18, 2021 and continuing throughout the remainder of the Lease Term, Tenant shall pay Base Rent for the 4010 Expansion Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
January 18, 2021 – January 31, 2022	$986,007.00	$82,167.25	$2.75
February 1, 2022 – January 31, 2023	$1,020,517.25	$85,043.10	$2.85
February 1, 2023 – January 31, 2024	$1,056,235.35	$88,019.61	$2.95
February 1, 2024 – January 31, 2025	$1,093,203.59	$91,100.30	$3.05
February 1, 2025 – January 31, 2026	$1,131,465.71	$94,288.81	$3.16
February 1, 2026 – January 31, 2027	$1,171,067.01	$97,588.92	$3.27
February 1, 2027 – January 31, 2028	$1,212,054.36	$101,004.53	$3.38
February 1, 2028 – January 31, 2029	$1,254,476.26	$104,539.69	$3.50
February 1, 2029 – January 31, 2030	$1,298,382.93	$108,198.58	$3.62
February 1, 2030 – January 31, 2031	$1,343,826.33	$111,985.53	$3.75
February 1, 2031 – New Expiration Date	$1,390,860.25	$115,905.02	$3.88

4.6. 26103 Expansion Premises.  Commencing on the 26103 Expansion Commencement Date and continuing throughout the 26103 Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the 26103 Expansion Premises as set forth below (and otherwise in accordance with the terms of the Lease).  Landlord and Tenant acknowledge that the Base Rent schedule below has been determined based on the assumption that the New Expiration Date shall occur on or before the next scheduled annual 3.5% increase in the Base Rent, and accordingly the parties agree that if, once determined, the New Expiration Date does not occur prior to the next scheduled Base Rent increase, then the Base Rent schedule shall be deemed to be modified to provide for such increase, and the same shall be set forth in the New Expiration Date Agreement.

Period During 26103 Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
26103 Expansion Commencement Date – January 31, 2023	$493,881.30	$41,156.78	$2.85
February 1, 2023 – January 31, 2024	$511,167.15	$42,597.26	$2.95
February 1, 2024 – January 31, 2025	$529,058.00	$44,088.17	$3.05
February 1, 2025 – January 31, 2026	$547,575.03	$45,631.25	$3.16
February 1, 2026 – January 31, 2027	$566,740.15	$47,228.35	$3.27
February 1, 2027 – January 31, 2028	$586,576.06	$48,881.34	$3.38
February 1, 2028 – January 31, 2029	$607,106.22	$50,592.18	$3.50
February 1, 2029 – January 31, 2030	$628,354.94	$52,362.91	$3.62
February 1, 2030 – January 31, 2031	$650,347.36	$54,195.61	$3.75
February 1, 2031 – New Expiration Date	$673,109.52	$56,092.46	$3.88

5.Tenant's Share of Direct Expenses.

5.1.Existing Premises.  Throughout the Lease Term (as extended pursuant to the terms of this Fifth Amendment) Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2. 4010 Expansion Premises.  Throughout the Lease Term (as extended pursuant to the terms of this Fifth Amendment) Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the 4010 Expansion Premises in accordance with the terms of the Lease based on Tenant’s Share of 67.39%.

5.3. 26103 Expansion Premises.  Commencing on the Possession Date, Tenant shall also pay Tenant's Share of Direct Expenses in connection with the 26103 Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the 26103 Expansion Premises, Tenant's Share shall equal 32.61% of Building K, and accordingly Tenant’s Share of Building K will be 100% following the 26103 Expansion Commencement Date in the aggregate (when combined with the 4010 Expansion Premises).

6.Condition of the Premises.  Except as specifically set forth in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 26103 Expansion Premises, and Tenant shall accept the 26103 Expansion Premises in its presently existing, "as-is" condition. Tenant shall accept all laboratory services, process utilities and emergency generator in their presently existing, as-is condition and Tenant shall be solely responsible for all costs related to their conditional use.  Tenant shall construct the initial improvements in the 26103 Expansion Premises only pursuant to the terms of the Tenant Work Letter. Except as specifically set forth in the Tenant Work, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises, and Tenant shall continue to accept the Existing Premises in its presently existing, “as-is” condition.  Further, Tenant acknowledges that notwithstanding any provision to the contrary contained in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the 26103 Expansion Premises, or Building K or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

7.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than CBRE, Inc. and Newmark Cornish & Carey (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.Letter of Credit; Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 8 of the First Amendment and Section 8 of the Second Amendment, Tenant has previously delivered an L-C in the amount of $201,816.64 and a cash Security Deposit in the amount of $200,219.66 to Landlord.  Pursuant to the Third Amendment, Tenant is obligated to increase the L-C or cash Security Deposit by an amount equal to $235,556.52 prior to the Third Expansion Commencement Date.  Notwithstanding anything in the Lease to the contrary, concurrent with Tenant’s execution of this Fifth Amendment, Tenant shall provide an L-C (via delivery of a new L-C in such amount or an amendment to the existing L-C, which shall in either event be in a form reasonably acceptable to Landlord and in conformance with the terms of the Lease) in the total amount of $1,218,810.74 (the "New L-C").  To the extent that the total amount held by Landlord at any time after the Effective Date as security for the Lease, as hereby amended, is less than the amount required, Tenant shall provide the difference to Landlord pursuant to the terms of the Lease.  Following receipt of the New L-C, Landlord shall return the cash Security Deposit currently held by Landlord.

9.Assignment and Subleasing.  Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that in connection with the calculation of any Transfer Premium under the Lease, that the base rent, additional rent or other consideration payable by a Transferee for particular Subject Space shall be compared to the Base Rent and Additional Rent payable by Tenant for the Original Premises, on a per rentable square foot basis.

10.California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises (including the 26103 Expansion Premises and 4010 Expansion Premises) have not undergone inspection by a Certified Access Specialist (CASp).

11.Signage.  The provisions of Section 23 of the Original Lease shall apply to signage at the 26103 Expansion Premises and 4010 Expansion Premises and Tenant shall have such signage rights with respect to the 26103 Expansion Premises and 4010 Expansion Premises.

12.Lender Consent.  Landlord represents that there is no mortgage or deed of trust encumbering Buildings E, J, K, or F.

13.Right of First Refusal.  The right of first refusal set forth in Section 9 of the Second Amendment shall continue to apply during the Lease Term as extended by this Fifth Amendment.

14.Existing Lease of 26103 Expansion Premises.  Landlord represents that the existing lease of the 26103 Expansion Premises expires on March 31, 2022.

15.Surrender.  Tenant shall not be required to restore any of the existing alterations (including cabling) in the Existing Premises or Temporary Premises as of the date of this Fifth Amendment.

16.Emergency Generator.  There is an existing generator exclusively serving Building K (the "Building K Generator").  Commencing on the Effective Date, Tenant shall have the right to connect to Tenant’s Share of Building K of such Building K Generator of all of the back-up power provided by such generator.  After the Effective Date, Landlord shall maintain the Building K Generator in good condition and repair, and Tenant shall be responsible for a share of the costs of such maintenance and repair based on the proportion of the Building K Generator capacity allocated to the Premises.  Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Building K Generator, or the failure of the Building K Generator to provide suitable or adequate back-up power to the Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom.

17.Patio.  Commencing on the Effective Date, Tenant shall have the right to use the patio adjacent to Building K (the "Patio"), at no additional cost and in common with the other tenants and occupants of the Project.  Landlord shall maintain such Patio as an Operating Expense, subject to the terms of Section 4.2.4 of the Lease.

18.EV Parking.  Tenant shall also have the right to use the electric vehicle chargers located adjacent to Building K (the "Existing EV Spaces") in common with the other tenants and occupants of the Project, which Existing EV Spaces shall be maintained by Landlord throughout the Lease Term as an Operating Expense, subject to the terms of Section 4.2.4 of the Lease.  Tenant shall have the right, at Tenant's sole cost and expense, to install additional electric car chargers, subject to Landlord’s review of the specifications therefor and compliance with the terms in Article 8 of the Original Lease and/or Exhibit B, as applicable, in spots adjacent to the Premises for the exclusive use of Tenant and its employees, contractors and visitors and to mark such spaces as being reserved (which spaces shall deducted from the number of spaces that Tenant is entitled to use under the Lease) (the "Tenant EV Spaces").  Any such Tenant EV Spaces and the Existing EV Spaces shall be used by Tenant in accordance with the applicable terms of this Lease, and the terms of the indemnification and insurance provisions hereof shall apply to Tenant's use thereof. Tenant shall maintain the Tenant EV Spaces and all associated equipment in good operating order and safe condition, in compliance with all applicable laws, at Tenant's sole cost and expense.

19.No Further Modification.  Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall apply and shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

LANDLORD:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP,
a Delaware limited partnership

By:HCP Point Eden Incorporated,
a Delaware corporation,
its General Partner

By: /s/ Scott Bohn
Name: Scott Bohn
Its: Senior Vice President

TENANT: ARCUS BIOSCIENCES, INC., a Delaware corporation By: /s/ Bob Goeltz Name: Bob Goeltz Its: CFO